                                                                    Exhibit 4.10

                                   NUCO2 INC.

                                                                   April 5, 2004

TO:       J. Robert Vipond
          2800 SE Market Place
          Stuart, Florida 34997

     We are  pleased to inform you that on March 29,  2004,  you were  granted a stock option (the "Option")  pursuant to the Company's  Directors'  Stock Option
Plan (the "Plan") of NuCO2 Inc. (the  "Company"),  to purchase 6,000 shares (the
"Shares") of Common Stock, par value $.001 per share, of the Company, at a price of $16.25 per Share.

     The  Option  may be  exercised  prior to March 29,  2014 (on which date the
Option will, to the extent not previously exercised,  expire) as follows: (i) as to  one-third  the  number  of Shares on or after  March  29,  2005,  (ii) as to one-third  the number of Shares on or after March 29, 2006,  and (iii) as to the remaining  one-third  the number of Shares on or after March 29, 2007.  You must purchase a minimum of 100 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you.

     The Option is issued in accordance  with and is subject to and  conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided,  however, that no future  amendment or  termination  of the Plan shall,  without your  consent, alter or impair any of your rights or obligations under the Option. Reference is made to the terms and conditions of the Plan, all of which are  incorporated  by reference in this option agreement as if fully set forth herein.

     Unless at the time of the exercise of the Option a  registration  statement under the  Securities  Act of 1933,  as amended (the "Act"),  is in effect as to such Shares,  any Shares  purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution,  and if the Company so  requests,  upon any  exercise of the Option,  in whole or in part,  you will execute and deliver to the Company a  certificate  to such  effect.  The Company shall not be  obligated  to issue any Shares  pursuant  to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise  qualified  under the Act or under any other  applicable statute,  regulation or ordinance  affecting the sale of securities,  unless and until such Shares have been so registered or otherwise qualified.

     You understand and acknowledge that, under existing law, unless at the time of the  exercise  of the  Option a  registration  statement  under the Act is in effect as to such Shares (i) any Shares  purchased  by you upon  exercise of the
Option  may  be  required  to  be  held  indefinitely  unless  such  Shares  are subsequently  registered under the Act or an exemption from such registration is available;  (ii)  any  sales  of such  Shares  made in  reliance  upon  Rule 144 promulgated  under  the Act may be made  only in  accordance  with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which  shares may be sold);  (iii)
in the case of securities to which Rule 144 is not  applicable,  compliance with

Regulation A promulgated  under the Act or some other disclosure  exemption will be required;  (iv)  certificates  for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been  registered  under the
Act and that the Shares may not be sold,  hypothecated or otherwise  transferred in the absence of an  effective  registration  statement  under the Act relating thereto  or an  opinion  of  counsel  satisfactory  to  the  Company  that  such registration  is not required;  (v) the Company will place an appropriate  "stop transfer"  order with its transfer  agent with respect to such Shares;  and (vi)
the Company has  undertaken  no  obligation to register the Shares or to include the Shares in any registration  statement which may be filed by it subsequent to the issuance of the Shares to you. In addition,  you understand and  acknowledge that the Company has no  obligation to you to furnish  information  necessary to enable you to make sales under Rule 144.

     The Option (or installment thereof) is to be exercised by delivering to the
Company a written notice of exercise in the form attached  hereto and EXHIBIT A, specifying  the number of Shares to be  purchased,  together with payment of the purchase  price of the Shares to be purchased.  The purchase price is to be paid in cash or, at the  discretion  of the Stock  Option  Committee,  by  delivering shares of the  Company's  stock  already  owned by you and having a fair  market value on the date of exercise  equal to the exercise  price of the Option,  or a combination of such shares and cash, or otherwise in accordance with the Plan.

     Would you kindly  evidence your acceptance of the Option and your agreement to comply with the  provisions  hereof and of the Plan by executing  this letter under the words "Agreed To and Accepted."

                                Very truly yours,

                                NuCO2 Inc.

                                By: /s/ Michael E. DeDomenico
                                   ---------------------------------------------
                                   Michael E. DeDomenico
                                   Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ J. Robert Vipond
----------------------
J. Robert Vipond

                                    EXHIBIT A

NuCO2 Inc.
2800 S.E. Market Place
Stuart, Florida  34997

Ladies and Gentlemen:

     Notice is hereby  given of my election  to  purchase  ____ shares of Common
Stock,  $.001 par value (the "Shares"),  of NuCO2 Inc., at a price of $_____ per
Share, pursuant to the provisions of the stock option granted to me on March 29,
2004, under the Company's  Directors' Stock Option Plan. Enclosed in payment for the shares is:

     / / my check in the amount of $___________.

    / /  _____________Shares having a total value of $__________,  such value being  based  on the  closing  price(s)  of the  Shares  on the date `
         hereof.

     The following  information  is supplied for use in issuing and  registering the Shares purchased hereby:

                        Number of Certificates
                              and Denominations             _______________________

                        Name                                _______________________

                        Address                             _______________________

                                                            _______________________

                        Social Security Number              _______________________

Dated:  ________________,________

                                                     Very truly yours,

                                                     ------------------------
                                                     J. Robert Vipond

*Subject to the approval of the Compensation and Stock Option Committee